As filed with the Securities and Exchange Commission on February 12, 1999

                                                    Registration No. 333-58329

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ____________________

                               AMENDMENT NO. 1
                                      TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                              ____________________

                            BIOLASE TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                            3845                     87-0442441
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)    Identification Number)

              981 Calle Amanecer, San Clemente, California  92673
                                 (949) 361-1200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                          Principal Executive Offices)

                              Federico Pignatelli
                             Chairman of the Board
                            BioLase Technology, Inc.
                               981 Calle Amanecer
                        San Clemente, California  92673
                                 (949) 361-1200
           (Name, Address and Telephone Number of Agent for Service)

                          Copies of Communications to:


                             Cathryn S. Gawne, Esq.
                         Kelly Lytton Mintz & Vann LLP
                     1900 Avenue of the Stars, Suite 1450
                        Los Angeles, California  90067
                                 (650) 529-1991
                        Telecopier No.:  (650) 529-1992

                        APPROXIMATE DATE OF COMMENCEMENT
                    OF PROPOSED SALE TO PUBLIC:  As soon as
                      practicable after this Registration
                          Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

===================================================================================================================================
                                                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

Title of each class of            Amount                   Proposed maximum         Proposed maximum
 securities to be                 to be                    offering price           aggregate offering           Amount of
 registered                       registered               per unit                 price                        registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value     1,406,600 shares           $3.125 (1)            $4,395,625 (1)                $1,296.70 (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       200,000 shares           $5.00 (2)             $1,000,000 (2)                $  295.00 (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value        25,000 shares           $4.00 (2)             $  100,000 (2)                $   29.50 (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       724,000 shares           $3.75 (2)             $2,715,000 (2)                $  800.93 (2)
-----------------------------------------------------------------------------------------------------------------------------------
Total                             2,355,600 shares                                 $8,210,625                    $2,422.13 (3)
===================================================================================================================================

(1)  Calculated in accordance with Rule 457(c).
(2)  Calculated in accordance with Rule 457(g).

(3)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                                2,355,600 Shares

                            BIOLASE TECHNOLOGY, INC.

                                  Common Stock
                                _______________

     This Prospectus relates to an aggregate of 2,355,600 shares of common stock, $.001 par value ("Common Stock") of BioLase Technology, Inc., a Delaware corporation ("BioLase" and, together with its consolidated subsidiary, the "Company"), heretofore issued to the persons listed herein (the "Selling Stockholders"), or issuable to the Selling Stockholders pursuant to, among other things, the exercise of the Company's Common Stock Purchase Warrants (the "Warrants"). Such shares of Common Stock are being offered for the respective accounts of the Selling Stockholders on The Nasdaq SmallCap Market at the then-prevailing prices, or in negotiated transactions. The Common Stock is traded on The Nasdaq SmallCap Market under the symbol "BLTI". On February 10, 1999, the last sale price of the Common Stock as reported on The Nasdaq SmallCap Market was $3.00 per share. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Stockholders; however, it will receive proceeds from the exercise of the Warrants. See "Use of Proceeds". The expenses of preparing and filing the Registration Statement, of which this Prospectus forms a part (estimated at $20,000), are being paid by the Company.

                                _______________

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

     The shares offered hereby were or will be acquired by the Selling Stockholders from the Company in private placements or upon the exercise of the Warrants and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders to the public without restriction. To the knowledge of the Company, the Selling Stockholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Stockholders may be deemed "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution".

               The date of this Prospectus is February __, 1999.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site on the Internet at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. The factors discussed below under "Risk Factors - Forward Looking Statements" and elsewhere in this Prospectus, including documents incorporated herein by reference, are among certain risks, uncertainties and other factors that in some cases have affected BioLase's historic results and could cause actual results in the future to differ significantly from the results anticipated in forward looking statements made in this Prospectus, including documents incorporated herein by reference, in future filings by BioLase with the Commission, in BioLase's press releases and in oral statements made by authorized officers of BioLase. When used in this Prospectus, including documents incorporated herein by reference, the words "estimate", "project", "anticipate", "expect", "intend", "believe", "hope", "may" and similar expressions, as well as "will", "shall" and other indications of future tense, are intended to identify forward looking statements.

                                  THE COMPANY

     BioLase Technology, Inc., a Delaware corporation ("BioLase" and, together with its consolidated subsidiary, the "Company"), designs, develops, manufactures and markets laser-based systems for use in dental and medical applications. The current generation of the Company's laser-based systems incorporates its proprietary technology ("HydroKinetic(TM)") into its surgical tissue cutting system ("Millennium(TM)"), which utilizes electromagnetic energy laser pulses from an erbium, chromium: yttrium scandium gallium garnet ("Er,Cr:
YSGG") laser and a proprietary air-water spray. In a configuration utilizing higher power settings, the laser pulses act to rapidly energize and transform atomized water droplets from the air-water spray into smaller, high-speed mechanical cutting water particles, and the Millennium(TM) system, when operating in this manner, is intended for use primarily in hard tissue applications. In a configuration utilizing lower power settings, the Er,Cr: YSGG laser incorporated into the Millennium(TM) system acts as a conventional laser, with the air-water spray serving as a cooling agent. When operating in this manner, the Millennium(TM) system is intended for use in soft tissue applications. The Millennium(TM) system is currently marketed in the United States and Europe for hard and soft tissue dental applications. See "Risk Factors -- Need to Establish Marketing Arrangements for Millennium". In October 1998, the United States Food and Drug Administration (the "FDA") granted clearance to the Company for the marketing of Millennium(TM) for certain hard tissue applications. In July 1997, the Company received clearance from the FDA to market a laser-based surgical tissue cutting system in the United States for a broad range of dermatological and general surgical soft tissue applications. In response to this clearance, the Company intends to introduce to the domestic market, a laser-based system in a configuration that is designed for dermatologic, aesthetic and surgical applications under the name DermaLase(TM) late in the third quarter of 1999. The Company supports its earlier generations of laser-based systems with replacement parts and service. The Company also has
(i) an automated system used in endodontic procedures for locating and shaping root canals, known as the Canal Finder System(TM), which the Company markets along with a full range of other proprietary and non-proprietary endodontic products, and (ii) an air-water spray laser accessory, LaserSpray(TM), designed to cool the tissue receiving laser energy and the surrounding tissue, that is incorporated into the Company's laser-based systems and can be employed with fiber-coupled laser systems manufactured by others. In August 1998, the Company introduced its first consumer product, the LazerSmile(TM) Tooth Whitening System, which utilizes a monochromatic optical energy light source embedded within a toothbrush in conjunction with a clear, non-abrasive tooth whitening gel. The Company has recognized a nominal amount of revenue from sales of LazerSmile(TM) to date. The Company is currently selling LazerSmile(TM) over the Internet and through advertising in professional journals, and is also attempting to establish marketing and distribution alliances with third parties to effect the distribution of LazerSmile(TM). These alliances could include arrangements involving television shopping, specialty catalogs and traditional distribution arrangements. While the Company has currently retained the services of certain representatives to position and market its LazerSmile(TM) on a television shopping network and in various mail order catalogs, there can be no assurance that the Company will be successful in establishing these alliances. See "Risk Factors - Uncertainty of Product and Market Acceptance". The Company is also developing a fluid conditioning system, known as FlavorFlow(TM), that sanitizes, flavors and administers fluids and enhances the scent of air present during dental and medical procedures and a line of biomaterials for dental and medical applications.

     The Company's principal executive offices are located at 981 Calle Amanecer, San Clemente, California 92673, and its telephone number at that location is (949) 361-1200.

Recent Developments
-------------------


     On January 26, 1999, the Company entered into a distribution agreement with Henry Schein, Inc. ("Schein"), a publicly-held distributor of healthcare products and services to office-based dental and medical practitioners. The distribution agreement grants to Schein the non-exclusive right to sell the Company's Millennium(TM) HydroKinetic(TM) dental laser systems in the United States. A purchase order for the first 20 systems has been issued by Schein, and the Company shipped the first group of laser systems against that purchase order in January 1999.

     In December 1998, the Company added a diode laser system to its product line. The diode laser system is manufactured by an unaffiliated third party and is a soft tissue laser intended for the dental market. There can be no assurance that significant revenues will be realized in the future. See "Risk Factors - Uncertainty of Product and Market Acceptance".

     In November 1998, Jeffrey W. Jones became the President and Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Jones had served in various executive capacities including President and Chief Executive Officer, since 1986 with HGM Medical Lasers and certain related entities, a Salt Lake City-based manufacturer of medical lasers utilized in ophthalmologic, dental and aesthetic applications. In January 1999, the Company retained Keith
G. Bateman to serve as its Vice President of Global Sales. Mr. Bateman held key executive positions with HGM Medical Laser's international and domestic divisions from 1994 through 1998, and previously spent several years in sales, marketing and management in the computer industry. The Company added three additional salespersons in January 1999 to focus on sales of its dental laser products.

     In December 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Plan"). The Plan provides that in the event any person becomes the beneficial owner of 15% or more of the outstanding shares of the Company's Common Stock, each right (a "Right") (other than a Right held by the 15% stockholder and its associates) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase the Company's Common Stock having a market value equal to two times the then current exercise price of the Rights (initially $30.00). The Plan further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50% or more of the Company's assets or earning power are sold, each Right (other than a Right held by the 15% stockholder and its associates) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the then current exercise price of the Rights. The Rights expire on December 31, 2008 (unless previously triggered) and are subject to redemption by the Board of Directors at $.001 per right at any time prior to the first date upon which they become exercisable to purchase shares of Common Stock. See "Risk Factors - Stockholders Rights Plan".



                                  THE OFFERING

Common Stock offered hereby.......................  2,355,600 shares
Common Stock to be outstanding
 after this Offering..............................  17,452,887 shares(1)
Use of proceeds...................................  The Company will not receive any portion of the proceeds
                                                    from the Common Stock to be
                                                    sold in this Offering;
                                                    however, it will receive
                                                    proceeds from the exercise
                                                    of Warrants, which proceeds
                                                    will be used for working
                                                    capital and general
                                                    corporate purposes. See "Use
                                                    of Proceeds".

_______________

(1) Based on the number of shares outstanding at January 31, 1999. Assumes exercise of the Warrants; excludes (i) 2,721,036 shares of Common Stock, not being registered hereunder, reserved for issuance upon exercise of other warrants and options outstanding at January 31, 1999; and (ii) 618,399 shares of Common Stock otherwise reserved for possible issuance under the Company's 1990, 1992, 1993 and 1998 Stock Option Plans and 1990 and 1993 Stock Compensation Plans.


                                  RISK FACTORS

     THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK, AND THE SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN SHARES OF THE COMPANY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AMONG OTHERS, AS WELL AS ALL OTHER INFORMATION SET FORTH HEREIN, INCLUDING THE EXHIBITS HERETO. THE FOLLOWING DISCUSSION OF RISK FACTORS IS NOT COMPREHENSIVE, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO MAKE ITS OWN ANALYSIS OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES.

     1. History of Net Losses; Future Profitability Uncertain. The Company
        -----------------------------------------------------
reported net losses of $7,549,262, $3,050,333, $2,023,822, $2,463,259 and
$2,823,910 for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and net losses of $1,958,843 and $8,699,923 for the nine months ended September 30, 1997 and 1998, respectively. The Company had an accumulated deficit of $36,823,262 at September 30, 1998. During the past five years, the Company has not generated sufficient revenue to permit it to operate on a profitable basis. The Company's ability to achieve profitable operations in the future will depend in large part upon obtaining regulatory approvals for the marketing of various products for certain applications and then successfully bringing its products to market and generating sufficient revenue to produce a net profit. The likelihood of long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new products and competitive factors in the marketplace, as well as the burdensome regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations.

     2. Viability as Going Concern; Need for Additional Funding. The Company has
        -------------------------------------------------------
suffered recurring losses from operations and shows a need for continued funding that raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain outside financing through the issuance of either additional shares of its Common or Preferred Stock or debt securities and, ultimately, upon a movement to profitability through increased sales, product improvement through engineering and cost containment. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, demand for its products, and payment terms it is able to negotiate with its suppliers and customers.

     The Company currently is seeking additional capital resources to support its working capital requirements. Should the Company not obtain such additional capital sources during the next few months, it would be required to substantially curtail its present growth plans. The Company has no commitment with respect to any future financing. There can be no assurance that such financing will be available or available on acceptable terms, or that such financing would not result in a substantial dilution of stockholders' interests. If adequate funds are not available, the Company's ability to meet its obligations would be greatly impaired, and the Company may be unable to continue operations. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty about the Company's ability to continue as a going concern. The Company's financial statements for the year ended December 31, 1997 were audited by the Company's independent accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming the Company will continue as a going concern and that the Company has recurring losses and shows a need for continued funding that raise substantial doubt about its ability to continue as a going concern.

     3. Product Development; Risk of Defects. The development of new technology
        ------------------------------------
is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems, and costs. The Company's success will in part depend upon its ability to design, develop and introduce new products and enhancements on a timely basis to meet changing customer needs, technological developments and evolving industry standards. There can be no assurance that the Company will be able successfully to develop any additional products, including products currently under development, or enhance existing products. Unanticipated technical or other problems may occur which could delay the Company's development programs. Failure to complete development of key products could result in the complete loss of the funds committed by the Company to such products, which could be substantial. In addition, products as complex as the Company's laser-based systems may contain latent defects which could from time to time become apparent during commercial use. Remedying such defects could require significant modifications at substantial costs to the Company.


     4. Need to Establish Marketing Arrangements for Millennium. During 1997,
        -------------------------------------------------------
one customer, Orbis Hi-Tech Dental GmbH, accounted for approximately two-thirds of the Company's net sales. Orbis Hi-Tech is the German distributor for the Millennium(TM) system, and in 1997, Germany was the principal market for that system.

     During 1998, the Company made no sales of Millennium(TM) systems to Orbis Hi-Tech, while the Company was engaged in the redesign of the handpiece for the Millennium(TM) system. During the fourth quarter of 1998, the Company received FDA clearance to market the Millennium(TM) system in the United States for certain hard tissue dental applications. Now that the handpiece redesign has been completed and clearance has been obtained to market the Millennium(TM) system in the United States, the Company will attempt to establish effective marketing arrangements to generate revenue from the Millennium(TM) system in a number of markets, including the United States. No assurances can be given that the Company will be successful in establishing effective marketing arrangements for Millennium(TM) in the United States or in other markets or that the Company will generate significant revenue from the sale of Millennium(TM) systems.

     5. Uncertainty of Product and Market Acceptance. The Company is only in the
        --------------------------------------------
initial phases of the marketing of its HydroKinetic(TM) tissue cutting system, the Millennium(TM) system. Initial sales to a German distributor commenced during the second quarter of 1997, and domestic sales commenced in November 1998 following dental hard tissue clearance from the FDA. In July 1997, the Company received FDA clearance to market a laser system incorporating a variation of the technology utilized in the Millennium(TM) for a broad range of dermatological and general surgical soft tissue applications. In this variation, called DermaLase(TM), the utilization of lower power laser pulses does not result in the transformation of water droplets into mechanical cutting water particles, but rather the air-water spray acts as a cooling agent. There can be no assurance that the Millennium(TM) system, including the DermaLase(TM) configuration, will receive market acceptance. Lasers have not been widely used in certain medical and dental applications, and their effective use requires training and experience. The acceptance of lasers may be adversely affected by their high cost, concerns by patients and practitioners about their safety and efficacy, and the substantial market acceptance and penetration of conventional dental and medical tools. Current economic pressure may make dental and medical practitioners reluctant to purchase substantial capital equipment or invest in new technology. The failure of dental and medical lasers to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     While the Company believes that the technology incorporated in its Millennium(TM) surgical tissue cutting system should be effective in a broad range of medical and dental applications, this belief (except with respect to dental hard tissue and certain dermatological applications, for which clinical research has been conducted) is based largely on preliminary in vitro and in vivo research and extrapolation of observations in such clinical research. No assurances can be given that the technology incorporated in its Millennium(TM) surgical tissue cutting system will prove to be applicable to, or will find market acceptance in, any medical or dental fields or that the Company will receive clearance from the FDA or other regulatory agencies to market the Millennium(TM) or any other laser-based system or other products embodying its HydroKinetic(TM) technology in any additional jurisdictions or for any additional applications. No assurances can be given that any other technologies or products that the Company is developing will prove effective or will find market acceptance.

     In August 1998, the Company introduced its first consumer product, the LazerSmile(TM) Tooth Whitening System, which utilizes a monochromatic optical energy light source embedded within a toothbrush in conjunction with a clear, non-abrasive tooth whitening gel. The Company has recognized a nominal amount of revenue from sales of LazerSmile(TM) to date. The Company is currently selling LazerSmile(TM) over the Internet and through advertising in professional journals, and is also attempting to establish marketing and distribution alliances with third parties to effect the distribution of LazerSmile(TM). These alliances could include arrangements involving television shopping, specialty catalogs and traditional distribution arrangements. While the Company has currently retained the services of certain representatives to position and market its LazerSmile(TM) on a television shopping network and in various mail order catalogs, there can be no assurance that the Company will be successful in establishing these alliances, or that the LazerSmile(TM) will receive market acceptance.

     In December 1998, the Company added a diode laser system to its product line. The diode laser system is manufactured by an unaffiliated third party and is a soft tissue laser intended for the dental market. There can be no assurance that the diode laser system will receive market acceptance or that significant revenues will be realized in the future.

     In the future, the Company may introduce additional products. There can be no assurance that any of these products will receive market acceptance or generate significant revenues.

     6. International Sales. In the years ended December 31, 1993, 1994, 1995,
        -------------------
1996 and 1997, approximately 30%, 57%, 70%, 47% and 73%, respectively, of the Company's sales were export sales, of which approximately 100%, 85%, 72%, 80% and 93%, respectively, were sales to Europe. To the extent that international sales continue to make a substantial contribution to Company revenues, currency fluctuations could make the Company's products less competitive in foreign markets, contribute to fluctuations in the Company's operating results and, if the Company makes sales denominated in foreign currencies or maintains significant net assets or liabilities denominated in foreign currencies, expose the Company to currency exchange valuation risks. Political instability, longer receivable collection periods and difficulty in collecting accounts receivable also pose risks to international sales. Moreover, the laws of certain countries, or the enforcement thereof, may not protect the Company's products, intellectual property rights or contractual rights to the same extent as the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's business and financial condition and results of operations.

     7. Product Liability Risk; Limited Insurance Coverage. The manufacture and
        --------------------------------------------------
sale of the Company's laser-based systems entail significant risk of product liability claims in the event that the use of such systems is alleged to have caused adverse effects on a patient. Although the Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include coverage for product liability claims, there can be no assurance that the Company's insurance coverage limits are or will be adequate to protect the Company from any liabilities it might incur in connection with the sale of its products. The Company currently maintains product liability insurance in the amount of $6,000,000 for any single event or $7,000,000 in the aggregate. In the future, product liability insurance or such increased coverage as the Company may desire may not be available on acceptable terms or on any basis whatsoever. A product liability claim or series of claims successfully asserted against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business and financial condition and results of operations. Additionally, it is possible that adverse product liability actions could negatively affect the Company's ability to obtain and maintain regulatory approval for its products, as well as damage the Company's reputation in any or all markets in which it participates.

     8. Competition; Possible Technological Obsolescence. Development by others
        ------------------------------------------------
of new or improved products, processes, or technologies may make the Company's products obsolete or less competitive. In the past, technological change has not had a material impact on the Company. The ability of the Company to compete is dependent on the Company's ability regularly to enhance and improve its products and successfully develop and market new products. Many of the Company's competitors have greater, and in some cases much greater, financial, managerial, marketing, and technical resources than the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors, that the market will consider the Company's products to be superior to its competitors' products, that the Company's competitors will not develop new or enhanced products that are more effective than the products which have been or may be developed by the Company, or that the Company will be able to adapt to evolving markets and technologies, develop new products, or achieve and, if achieved, maintain technological advantages.

     9. Patents and Proprietary Rights; Proprietary Technology. The Company
        ------------------------------------------------------
relies, to a significant extent, on patents, trade secrets and confidentiality agreements to protect its proprietary technology. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, that such patents will not be circumvented or invalidated, or that the Company's products do not and will not infringe on patents or violate proprietary rights of others. If a patent infringement claim is asserted against the Company, or if the Company is required to enforce its rights under an issued patent, the cost of such actions may be very high, whether or not the Company is successful. While the Company is unable to predict what such costs would be if it is obligated to pursue patent litigation, its ability to fund its operations and to pursue its business goals may be adversely affected.

     10. Government Regulation. The Company's products are subject to
         ---------------------
significant government regulation in the United States and other countries. To test clinically, produce, and market products for human diagnostic and therapeutic use, the Company must comply with mandatory procedures and safety standards established by the FDA and comparable foreign regulatory agencies. Typically, such standards require that products be approved by the government agency as safe and effective for their intended use before being marketed for human applications. The approval process is expensive and time-consuming, and no assurance can be given that any agency will grant approval for the sale of the Company's products for various dental and medical applications, or that the length of time and the expenditures that the approval process will require will not be extensive.

     The FDA also imposes requirements on manufacturers and sellers of products under its jurisdiction, such as those relating to labeling, manufacturing practices, record keeping, and reporting. The FDA also may mandate post-marketing practices, including those relating to record keeping and reporting.

     The following table sets forth the status of FDA approval of the Company's principal products:

Product             Medical Application              Date Cleared    Status
-------             -------------------              ------------    ------
Millennium(TM)      Dental                           10/8/98         Cleared to market
DermaLase(TM)       Dermatology, General Surgery     7/18/97         Cleared to market
Elmer(TM)           Dental                           8/7/95          Cleared to market
LazerSmile(TM)      Tooth whitening                  N/A             Clearance not required
Canal Finder(TM)    Endodontic instrumentation       N/A             Clearance not required
FlavorFlow(TM)      Dental fluid conditioning        N/A

     There can be no assurance that the appropriate approvals from the FDA will be granted, that the process to obtain such approvals will not be expensive or lengthy, or that the Company will have sufficient funds to pursue such approvals. The failure to receive requisite approvals for certain of the Company's products or processes, when and if developed, or significant delays in obtaining such approvals, could prevent the Company from commercializing its products as anticipated, and could have a material adverse effect on the business of the Company.

     The Company is also subject to regulation under the Radiation Control for Safety and Health Act administered by the Center for Devices and Radiological Health ("CDRH") of the FDA. This law requires laser manufacturers to file new product and annual reports, to maintain quality control, product testing, and sales records, to incorporate certain design and operating features in lasers sold to end-users, and to certify and label each laser sold to an end-user as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product. The CDRH is empowered to seek fines and other remedies for violations of regulatory requirements.

     Various state dental boards are considering the adoption of restrictions on the use of lasers by dental hygienists. In addition, dental boards in a number of states are considering educational requirements regarding use of dental lasers. While the scope of these restrictions and educational requirements is not now known, they could have an adverse effect on sales of the Company's laser-based products.

     The Company has not filed applications for regulatory approval with the Japanese Ministry of Health and Welfare for any of its products, but is performing clinical trials and gathering clinical data in preparation for said application for the Millennium(TM) system.

     The FDA and other governmental agencies, both in the United States and in foreign countries, may adopt additional rules and regulations that may affect the Company's ability to develop and market its products.

     11. Dependence on Suppliers. The Company purchases most of the components
         -----------------------
included in its products from multiple suppliers; however, it does not maintain long-term supply contracts with any of these suppliers. In addition, the Company purchases the optical fiber used in the delivery system of its Millennium(TM) system, including the DermaLase(TM) configuration, from a proprietary single source. The disruption or termination of this source could have a material adverse effect on the Company's ability to manufacture its Millennium(TM) system and, consequently, on its business, financial condition and results of operations.

     12. Possible Volatility of Common Stock Price; Limited Public Market;
         -----------------------------------------------------------------
Compliance With Nasdaq Listing Requirements. The Company's Common Stock has been
-------------------------------------------
listed on The Nasdaq SmallCap Market since November 12, 1992, and the Company has no present plans to apply to list the Common Stock on any other domestic securities exchange. In April 1997, the Company's Common Stock was also listed on the Berlin Stock Exchange under the symbol BLA. Trading in the Common
Stock has generally been sporadic since its listing on The Nasdaq SmallCap Market, and there can be no assurance that an active trading market in the Common Stock will be established or maintained.

     The market prices for securities of emerging companies, including the Company, have historically been highly volatile. Significant volatility in the market price of shares of Common Stock may arise due to factors such as the Company's developing business, historic losses and relatively low price per share. In addition, future announcements concerning the Company or its competitors may have a significant impact on the market price of the Common Stock. Such announcements might include financial results, the results of testing, technological innovations, new commercial products, changes to government regulations, government decisions on commercialization of products, developments concerning proprietary rights, litigation or public concern as to safety of the Company's products. As long as there is only a limited public market for the Common Stock, the sale of a significant number of shares of Common Stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and the offering of a significant number of shares of Common Stock at one time could cause a severe decline in the price of the Common Stock.

     For continued inclusion on The Nasdaq SmallCap Market, an issuer must maintain (i) net tangible assets (total assets less the sum of total liabilities and goodwill) of at least $2,000,000, (ii) net income of no less than $500,000 in the most recent fiscal year or in two of the three most recent fiscal years, or (iii) market capitalization of at least $35,000,000, in addition to a minimum bid price of $1 per share, a market value of the public float of at least $1,000,000, a public float of at least 500,000 shares, at least two market makers, and a minimum of 300 holders of 100 or more shares. At January 31, 1999, the Company met all of the above criteria except for the alternative net income criterion. If the Company continues to suffer significant losses from operations without additional financing, it may not be able to meet the requirements for the continued listing of Common Stock on The Nasdaq SmallCap Market, in which case the Common Stock may be delisted from trading on The Nasdaq SmallCap Market.

     If the Common Stock were excluded from quotation and trading on The Nasdaq SmallCap Market, it would likely trade on the over-the-counter market, in what is commonly referred to as the "Electronic Bulletin Board" or "pink sheets". Should that occur, holders of Common Stock may find it more difficult to dispose of, or to obtain accurate quotations for the market price of, Common Stock. In addition, if the Common Stock is not quoted on The Nasdaq SmallCap Market, it may be subject to a rule that imposes restrictive sales practice requirements on broker-dealers selling such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must, among other requirements, make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to any purchase. Consequently, the rule may restrict the ability of broker-dealers to sell or limit the interest of broker-dealers in selling Common Stock and may adversely affect the ability of holders of Common Stock to sell shares. The exclusion of a security from continued quotation on The Nasdaq SmallCap Market may also cause a decline in share price, a diminution of news coverage of the Company, and greater difficulty in arranging future financing.

     13. Reliance Upon Key Employees; Additional Personnel. The success of the
         -------------------------------------------------
Company is substantially dependent on the efforts of certain key personnel of the Company: Jeffrey W. Jones, Ioana Riziou and Andrew Kimmel. The Company does not presently have employment contracts with any of its key personnel, other than Jeffrey W. Jones. The loss of such key personnel could adversely affect the Company's business and prospects. In such event, there can be no assurance that the Company would be able to employ qualified replacements on terms favorable to the Company.

     The Company presently employs approximately 52 people. If and when the scale of the Company's operations increases, the Company will be required to increase the number of employees, including the number of management personnel. No assurance can be given that the Company will be able to attract and retain additional personnel, and particularly management personnel, having the capabilities that the Company will seek.

     In seeking qualified personnel, the Company will be required to compete with companies having greater financial and other resources than the Company has. As some of its products are developed, the Company will have to attract additional marketing, manufacturing, technical, scientific and administrative personnel. Since the future success of the Company is, to a significant degree, dependent upon its ability to attract and retain qualified personnel, the Company's inability or failure to attract and retain such personnel could have a materially adverse impact on the business of the Company.

     14. No Dividends on Common Stock. The Company has not paid any cash
         ----------------------------
dividends on its Common Stock since its incorporation, and the Board of Directors does not anticipate declaring any cash dividends on Common Stock in the foreseeable future. The Company currently intends to utilize any earnings it may achieve for reinvestment in its business. Future dividend policy will also depend on the Company's earnings, capital requirements, financial condition, debt covenants, and other factors considered relevant by the Company's Board of Directors. It is unlikely that any dividends on Common Stock will be declared by the Company in the foreseeable future.

     15. Possible Issuance of Additional Shares. The Company is authorized to
         --------------------------------------
issue 50,000,000 shares of Common Stock, of which 16,503,887 shares were issued and outstanding as of January 31, 1999. As of that date, 3,670,036 shares of Common Stock had been reserved for future issuance upon exercise of outstanding options and warrants, and an additional 618,399 shares have been reserved for possible issuance pursuant to the Company's stock option and stock compensation plans. Further, the Company has authorized 1,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), of which 100 shares had been designated and issued as Series A 6% Redeemable Cumulative Convertible Preferred Stock and 500,000 shares has been designated as Series B Junior Participating Cumulative Preferred Stock, none of which is currently outstanding. The Company's Board of Directors has authority to issue Preferred Stock in one or more series and to fix the rights, privileges, restrictions and preferences thereof. Accordingly, the Company may issue one or more series of Preferred Stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon its liquidation, dissolution, or winding up or have voting or conversion rights which could adversely effect the voting power and percentage ownership of the holders of the Common Stock. Although it has no present commitments to do so (except as noted above), the Company is currently seeking significant additional capital resources and may issue additional shares of Common Stock, additional shares of Preferred Stock and other securities in the future. Such issuances could have anti-takeover and dilutive effects.

     16. Impairment of Intangible Assets. During the fourth quarter of 1994, the
         -------------------------------
Company recorded a charge of $959,000, representing a provision for the impairment of the carrying value of its patents due to uncertainty regarding the recoverability of such carrying value. The Company's 1994 evaluation included consideration of such factors as the Company's failure by the fourth quarter of 1994 to achieve sufficient sales to permit profitable operations, extinguishment of debt which had been issued to acquire certain patents, and the underutilization of issued patents in various jurisdictions. In the event the expected net cash flows from other long-lived assets is less than the carrying value of such assets, the Company could suffer additional impairment losses.

     17. Broad Discretion in Use of Proceeds.  As set forth in "Use of
         -----------------------------------
Proceeds", the net proceeds from the exercise of Warrants have not been allocated to specific purposes, but rather will be applied to general working capital, the refinement and improvement of existing products, and the development of products currently under development and products the Company may develop in the future. Management will have considerable discretion in applying such proceeds.

     18. Stockholder Rights Plan. The Company recently adopted a Stockholder
         -----------------------
Rights Plan. The Plan provides that in the event any person becomes the beneficial owner of 15% or more of the outstanding shares of the Company's Common Stock, each right (a "Right") (other than a Right held by the 15% stockholder and its associates) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase the Company's Common Stock having a market value equal to two times the then current exercise price of the Rights (initially $30.00). The Plan further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50% or more of the Company's assets or earning power are sold, each Right (other than a Right held by the 15% stockholder and its associates) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the then current exercise price of the Rights. The Rights expire on December 31, 2008 (unless previously triggered) and are subject to redemption by the Board of Directors at $.001 per right at any time prior to the first date upon which they become exercisable to purchase shares of Common Stock. The Plan could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company, and could also limit the price that some investors might be willing to pay in the future for shares of the Company's Common Stock.

     19. Year 2000 Issues. The Company is presently continuing its analysis of
         ----------------
its computer software and hardware requirements and anticipates capital expenditures to increase significantly during 1999 in connection with the acquisition of such software and hardware. Included among the software to be purchased would be a new accounting system. That system, unlike the present system, would be Year 2000 compliant. The Company's present software and hardware is personal computer based and is unaltered from its original purchased state except for those upgrades offered by the suppliers of such software. The Company has received assurances from the suppliers of the software it employs, other than the accounting system software, that such software is Year 2000 compliant. The Company intends to obtain certification that any computer software and hardware purchased in 1999 is Year 2000 compliant. The Company does not believe that its insistence upon Year 2000 compliant hardware or software will materially increase the cost of any hardware or software acquired.


     The Year 2000 problem arises out of the convention by which years have been represented in computer programs by a two digit number representing the final two digits in the year's designation and concern that time sensitive components could fail or provide erroneous output if they do not correctly recognize years beginning with 20 rather than 19.

     The Company currently has limited information regarding the Year 2000 compliance status of its principal suppliers of goods and services and of its principal customers. The Company intends to initiate formal communications with all such suppliers and customers with respect to the status of such persons' computer systems in terms of Year 2000 compliance. If any principal suppliers lack systems that are Year 2000 compliant or programs that provide reasonable assurance that such systems will be Year 2000 compliant well before the end of 1999, the Company will seek to establish relationships with alternate suppliers. There is a single source supplier of optic fiber for the Millennium(TM) which could not be easily replaced if it has non-compliant systems, and in the event such supplier had a non-compliant system, the Company would attempt to establish communications channels with such supplier that bypass the supplier's non-compliant computer system. If any principal customers lack systems that are Year 2000 compliant or programs that provide reasonable assurance that such systems will be Year 2000 compliant well before the end of 1999, the Company will attempt to establish communications channels with such customers that bypass the non-compliant computer systems. The Company believes that the costs associated with monitoring Year 2000 compliance by suppliers and customers and dealing with any non-compliance will not be material. The failure of the Company or any of its principal suppliers and customers to become Year 2000 compliant in a timely manner and the failure to establish alternate communications channels could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.


     20. Forward-Looking Statements.  The forward looking statements contained
         --------------------------
in this Prospectus are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Included among the important risks, uncertainties and other factors are those hereinafter discussed.

     Few of the forward looking statements in this Prospectus deal with matters that are within the unilateral control of the Company. There is substantial government regulation of the manufacture and sale of medical products, including many of the Company's products, by governmental agencies in both the United States and foreign countries. These governmental agencies often have considerable discretion in determining whether and when to approve the marketing of the Company's products that have not yet received such approval.

     The availability of equity and debt financing to the Company is affected by, among other things, domestic and world economic conditions and the competition for funds. Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of the Company and its products and comparisons with alternative investment opportunities.

     The Company's products do not provide the exclusive means for accomplishing an objective, and customers may choose alternative means. Many of the Company's competitors have much greater financial resources and technical capabilities than does the

Company, which may enable such competitors to design and produce superior products or to market their products in a manner that achieves commercial success even in the face of technical superiority on the part of the Company's products.

     The Company's patents may not offer effective protection against competitors. Competitors may be able to design around the Company's patents or employ technologies not covered by such patents. In addition, the Company's patents may be challenged, and even if such patents are upheld, the diversion of financial and human resources associated with patent litigation could adversely affect the Company. The Company may be found to be violating the patents of others and forced to obtain a license under such patents or modify the design of its products.

     Rapid technological developments are expected to continue in the industries in which the Company competes. The Company may not be able to develop, manufacture and market products which meet changing user requirements or which successfully anticipate or respond to technological changes on a cost-effective and timely manner.

     While the Company believes that its technology incorporated into its Millennium(TM) surgical tissue cutting system should be effective in a broad range of medical and dental applications, this belief (except with respect to dental hard tissue and certain dermatological applications, for which clinical research has been and is being conducted) is based largely on preliminary in vitro and in vivo research and extrapolation of observations in such clinical research. No assurances can be given that the Company's Millennium(TM) technology will prove to be applicable to, or will find market acceptance in, any medical or dental fields or that the Company will receive clearance from the FDA or other regulatory agencies to market the Millennium(TM) system or other products embodying its HydroKinetic(TM) technology or variations thereof for any additional applications or in any additional jurisdictions. See "Business - The Millennium(TM) System."


                                USE OF PROCEEDS

     The Company will not receive any portion of the proceeds from the sale of Common Stock to be sold in this Offering. The Company may receive net proceeds of up to $3,815,000 from the exercise of the Warrants; management currently anticipates that any such proceeds will be utilized for working capital and for other general corporate purposes.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of January 31, 1999 (assuming exercise of the Warrants), and as adjusted to reflect the sale of the 2,355,600 shares of Common Stock offered hereby, (i) by all persons known by the Company to beneficially own more than 5% of the outstanding shares, (ii) by each director of the Company, (iii) by the Named Executive Officer; (iv) by all executive officers and directors of the Company as a group, and (v) by the Selling Stockholders. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to the shares listed across from their names in the table below.

                                                          Shares Beneficially Owned   Shares to be Sold   Shares Beneficially Owned
               Name of Beneficial Owner                      Before Offering(1)       in This Offering        After Offering(1)
-------------------------------------------------------   -------------------------   -----------------   -------------------------
                                                             Number        Percent         Number            Number       Percent
                                                          -------------   ---------   -----------------   ------------   ----------
Federico Pignatelli(2)                                          376,250       2.1                  -         376,250         2.1
Jeffrey W. Jones(3)                                              44,000        *                   -          44,000          *
Donald A. La Point(4)                                           403,076       2.2                  -         403,076         2.2
George V. d'Arbeloff(5)                                          55,835        *                   -          55,835          *
William A. Owens(6)                                              17,500        *                   -          17,500          *
All executive officers and directors
  as a group (10 persons)(7)                                  1,441,097       7.7                  -       1,441,097         7.7

Advisor's Capital Investments Inc.
  dba Perspective Advisory Group(8)                           1,600,661      10.1            675,000         925,661         5.9

Brynley B. Archer                                                15,000        *              15,000               -          *
Barclay Investments, Inc.                                        22,250        *              22,250               -          *
Banca del Gottardo                                              300,000       1.9            200,000               -          *
Carol A. Bingle                                                  15,000        *              15,000               -          *
Robert P. Bingle                                                 41,521        *              15,000          26,521          *
Kenneth & Sophie Brown                                           15,000        *              15,000               -          *
BSI -- Banca della Svizzera Italiana                            300,000       1.9            300,000               -          *
CBG Compagnie Bancaire Geneve                                    75,000        *              75,000               -          *
Eric Robert & Gail Coble                                         75,000        *              60,000          15,000          *
Corner Bank (Luxembourg) S.A.                                   165,000       1.1            165,000               -          *
Credit Bancorp                                                   15,000        *              15,000               -          *
Jack & Carolyn DeSantis                                          15,000        *              15,000               -          *
Eurocapital Limited                                              41,500        *              41,500               -          -
Lawrence K. Fleischman                                           43,182        *              15,000          28,182          *
Terry A. Fuller, M.D.                                            50,000        *              50,000               -          *
Alex & Irene Gonik                                               15,000        *              15,000               -          *
Gem Holdings                                                    111,600        *             111,600               -          *
Raymond Halliwell                                                15,000        *              15,000               -          *
Kazimierz & Maria Ilnicki                                        27,799        *              15,000          12,799          *
Mary Lee Ingoldsby                                               45,000        *              45,000               -          *
Interbanc Mortgage Services, Inc.                               105,000        *             105,000               -          *
Interbanc Mortgage Services, Inc., Profit Sharing Plan
 and Trust                                                       15,000        *              15,000               -          *
Lemanik Sicav Active Growth                                     105,000        *             105,000               -          *
J. Scott Liolos                                                  46,000        *              45,000           1,000          *
Edmond O'Donnell                                                 66,182        *              30,000          36,182          *
Pac Capital Strategies Limited Partnership                       75,000        *              75,000               -          *
Pacific Consulting                                              150,000        *             150,000               -          *
PacVest Associates                                               91,615        *              15,250          76,365          *
Swiss Bank Corporation                                          423,750       2.7            210,000         213,750         1.4
Trout Trading Company, Inc.                                      15,000        *              15,000               -          *
UT Radiology Inc. Discretionary Plan F.B.O. Charles H.
 Mandell                                                        150,000        *             150,000               -          *
Union Bancaire Privee                                            90,000        *              90,000               -          *
Jeffrey Warren Wessel                                            17,500        *              15,000           2,500          *
Roger E. Wood                                                    15,000        *              15,000               -          *

______________
*    Less than one percent.

(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1999. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity.

(2) Includes 182,500 shares of Common Stock issuable pursuant to options exercisable on or within 60 days of January 31, 1999.

(3) Includes 44,000 shares of Common Stock issuable pursuant to options exercisable on or within 60 days of January 31, 1999.

(4) Includes 400,000 shares of Common Stock issuable pursuant to options exercisable on or within 60 days of January 31, 1999.

(5) Includes 55,835 shares of Common Stock issuable pursuant to options and warrants exercisable on or within 60 days of January 31, 1999.

(6) Includes 17,500 shares of Common Stock issuable pursuant to options exercisable on or within 60 days of January 31, 1999.

(7) Includes 1,441,007 shares of Common Stock issuable pursuant to options and warrants exercisable on or within 60 days of January 31, 1999.

(8) The address of Advisor's Capital Investments, Inc. is 17 Tripp Road, Woodstock, Connecticut 06281. Advisor's Capital Investments, Inc. expressly disclaims beneficial ownership of the shares of Common Stock attributed to it in the above table; it does not have sole or shared power or ability to direct the vote of said shares, but does have shared power to dispose or direct the disposition of said shares.


                              PLAN OF DISTRIBUTION

     The shares of Common Stock subject to this Prospectus may be sold from time to time by the Selling Stockholders or their successors, assigns or transferees in private transactions for their own accounts. The Selling Stockholders may offer and sell the shares from time to time in transactions on The Nasdaq SmallCap Market on terms to be determined at the time of such sales. The Selling Stockholders may also make private transfers directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer shares of Common Stock offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of normal brokerage commissions, may be paid by the Selling Stockholders and/or purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions or concessions received and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Common Stock offered hereby will be the purchase price of the Common Stock less any brokers' commissions. The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of such sale or at negotiated prices.

     The Common Stock issuable upon exercise of the Warrants and offered hereby will be issued by the Company in accordance with the respective terms thereof.

     The Company is contractually obligated to keep this Prospectus current for as long a period as any Warrants remain outstanding and for two years thereafter. The Company may from time to time notify the Selling Stockholders that this Prospectus is not current and that sales of the Common Stock may not occur until the Prospectus is supplemented by sticker or amendment, as appropriate. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement, or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus forms a part.

     The laws of certain states may require that sale of the shares of Common Stock offered hereby be conducted solely through brokers or dealers registered in those states. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption therefrom is available.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition, without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by Selling Stockholders.

     The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to this Offering and the sale of the Common Stock offered hereby to the public, but excluding any underwriting discounts, commissions or transfer taxes. The expenses are estimated to be approximately $20,000.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Foley & Lardner, San Francisco, California.


                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-19627) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Company's Quarterly Report on Form 10-Q for the respective quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          (c) The Company's definitive Proxy Statement dated April 20, 1998 (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed incorporated by reference herein);

          (d) The Company's Current Report on Form 8-K, dated July 17, 1998, as amended on September 15, 1998; and

          (e) The section of the Company's Registration Statement on Form S-1, declared effective by the Securities and Exchange Commission on August 6, 1997, entitled "Description of Securities".

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall also be deemed to be incorporated by reference into this Prospectus, and to be a part hereof, from the dates of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon the written or oral request of any such person, a copy of any and all of the foregoing documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests should be directed to BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673, Attention: Corporate Secretary. Telephone requests should be directed to (949) 361-1200.

                             ADDITIONAL INFORMATION

     A registration statement on Form S-3 (the "Registration Statement") relating to the securities offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock being offered hereby, reference is made to the Registration Statement and Exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site on the Internet at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                -------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information.....................................................   2
Prospectus Summary........................................................   2
The Company...............................................................   2
The Offering..............................................................   3
Risk Factors..............................................................   3
Use of Proceeds...........................................................   8
Principal and Selling Stockholders........................................   9
Plan of Distribution......................................................  10
Legal Matters.............................................................  11
Experts...................................................................  11
Incorporation by Reference................................................  11
Additional Information....................................................  13


                               2,355,600 Shares

                           BIOLASE TECHNOLOGY, INC.


                                 Common Stock



                                  PROSPECTUS




                              February __, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution
-------   -------------------------------------------

  Set forth below are the expenses estimated in connection with the issuance and distribution of the Registrant's securities, other than underwriting commissions and discounts. Except for the SEC registration fee, all expenses are estimated.

           SEC registration fee                   $ 3,307.13
           Printing and engraving expenses          2,000.00
           Accounting fees and expenses             5,000.00
           Legal fees and expenses                  8,000.00
           Transfer Agent's fees and expenses       1,000.00
           Miscellaneous expenses                     692.87
                                                  ----------
           Total                                  $20,000.00
                                                  ==========


Item 15.  Indemnification of Directors and Officers.
-------   -----------------------------------------

     The Certificate of Incorporation and Bylaws of the Registrant indemnify its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and applicable law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

Item 16.  Exhibits and Financial Statement Schedules.
-------   ------------------------------------------

  (a) Exhibits

      The following exhibits are being filed with this Registration Statement or are incorporated by reference therein in accordance with the designated footnote references.

     Exhibit No.    Exhibit
     ----------     -------

 3.  Articles of Incorporation and Bylaws

      3.1       Restated Certificate of Incorporation, as Amended. (2)
      3.2       Amended and Restated Bylaws. (3)

 4.  Instruments Defining the Rights of Holders, including Indentures

      4.3 Certificate of Designations, Preferences and Rights of Series A 6% Redeemable Cumulative Convertible Preferred Stock of BioLase Technology, Inc. (5)
      4.4       Form of Participant Stock Purchase Warrant Certificate. (6)
      4.5       Form of Agent Stock Purchase Warrant Certificate. (6)

      4.6 Rights Agreement dated as of December 31, 1998 between the Company and U.S. Stock Transfer Corporation. (7)

 5.  Opinions of Counsel

      5.1       Opinion of Foley & Lardner.**

10.  Material Contracts

     10.1       Premises Lease for 981 Calle Amanecer, San Clemente, California.
                (1)
     10.2       1990 Stock Option Plan. (1)
     10.9       1992 Stock Option Plan. (1)
     10.18      Amended and Restated 1993 Stock Option Plan. (3)
     10.18a     First Amendment to Amended and Restated 1993 Stock Option Plan.
                (4)
     10.19      Amended and Restated 1993 Stock Compensation Plan. (2)
     10.20      Form of Stock Option Agreement under the 1993 Stock Option Plan.
                (2)
     10.26* Distribution Agreement between the Company and Orbis High Tech Dental GmbH. (6)

     10.27 Distribution Agreement, dated January 19, 1999, between the Company and Henry Schein, Inc. (8)

     10.28 Amended and Restated Employment Agreement, dated December 18, 1998, by and between the Company and Jeffrey W. Jones.

     10.29 Offer of Employment, dated January 8, 1999, from the Company to Keith G. Bateman.
     21.        Subsidiaries (1)

     23.2       Consent of PricewaterhouseCoopers LLP

     23.3       Consent of Foley & Lardner (contained in Exhibit 5.1)**
--------------
  * Portions of this Agreement have been omitted pursuant to a confidentiality request filed with the Securities and Exchange Commission.

 **      Previously filed.
 (1) Filed with the Company's Registration Statement on Form S-1 dated October 9, 1992 and incorporated by reference.
 (2) Filed with the Company's 1993 Annual Report on Form 10-K dated April 14, 1994 and incorporated by reference.
 (3) Filed with the Company's 1995 Second Quarter Report on Form 10-QSB dated September 15, 1995 and incorporated by reference.
 (4) Filed with the Company's 1995 Annual Report on Form 10-KSB dated May 6, 1996 and incorporated by reference.
 (5) Filed with the Company's 1996 Third Quarter Report on Form 10-QSB dated November 19, 1996 and incorporated by reference.
 (6) Filed with the Company's 1996 Annual Report on Form 10-KSB dated April 11, 1997 and incorporated by reference.

 (7) Filed with the Company's Registration Statement on Form 8-A dated December 29, 1998 and incorporated by reference.

 (8)     To be filed by amendment.

Item 17.  Undertakings.
-------   ------------

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation, the Delaware General Corporation Law or otherwise, the Registration has been informed that in the opinion of the commission such indemnification as against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it against public policy as expressed in the Act, and shall be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424B(b)(1) or (4) or 497(h) under the Act, as amended, shall be deemed to be part of this registration as of the time it was declared effective.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California on the 12th of February, 1999.

                                    REGISTRANT:

                                    BIOLASE TECHNOLOGY, INC.


                                    By:      /s/ Jeffrey W. Jones
                                        -------------------------------------
                                                 Jeffrey W. Jones
                                        President and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                   SIGNATURE                                             TITLE                              DATE
-------------------------------------------------   -------------------------------------------------   ------------

/s/ Jeffrey W. Jones                                 President, Chief Executive Officer (Principal      February 12, 1999
------------------------------------------------     Executive Officer) and a Director
Jeffrey W. Jones


/s/ Stephen R. Tartamella                            Vice President, Chief Financial Officer            February 12, 1999
------------------------------------------------     (Principal Financial and Accounting Officer) and
Stephen R. Tartamella                                Secretary



/s/ Federico Pignatelli                              Chairman of the Board                              February 12, 1999
------------------------------------------------
Federico Pignatelli



                                                     Director
------------------------------------------------
Donald A. La Point


/s/ George V. d'Arbeloff                             Director                                           February 12, 1999
------------------------------------------------
George V. d'Arbeloff


                                                     Director
------------------------------------------------
William A. Owens

                                     II-3